Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated May 26, 2015, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

GRAFTECH INTERNATIONAL LTD.

at

$5.05 Per Share in Cash

by

BCP IV GRAFTECH HOLDINGS LP

and

ATHENA ACQUISITION SUBSIDIARY INC.,

its wholly-owned subsidiary

BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Purchaser”) and Athena Acquisition Subsidiary Inc., a Delaware corporation (“Acquisition Sub”) are offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of GrafTech International Ltd., a Delaware corporation (the “Company”), at a purchase price of $5.05 per Share in cash (the “Offer Price”), without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 26, 2015, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes, on the purchase of Shares by Purchaser or, if the Merger Condition (as defined below) is satisfied, Acquisition Sub, pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK

CITY TIME, ON JULY 7, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 17, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Purchaser and Acquisition Sub pursuant to which, after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions to the merger, including that the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer, when combined with the number of Shares owned by Brookfield Capital Partners Ltd. (“Brookfield”) and its controlled affiliates (including Purchaser and Acquisition Sub), including any Shares issuable upon conversion of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued and outstanding as of such date (including Series A Preferred Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Preferred Stock”) issued and outstanding as of such date) (the “Underlying Shares”), represents at least 80% of the then-

outstanding Shares plus all Underlying Shares (the “Merger Condition”), Purchaser will transfer the Preferred Stock (and any Shares owned by Purchaser) to Acquisition Sub, Acquisition Sub (instead of Purchaser) will accept the Shares for purchase in the Offer and Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. In the Merger, (i) each Share issued and outstanding immediately prior to the effective time of the Merger (other than (A) Shares owned by Purchaser, Acquisition Sub or the Company, (B) Shares held by any subsidiary of the Company or Purchaser (other than Acquisition Sub), and (C) Shares held by Company stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price and (ii) each share of Preferred Stock issued and outstanding immediately prior to the effective time of the Merger, if any, will remain issued and outstanding, except that shares of Preferred Stock owned by the Purchaser and its subsidiaries will be cancelled and cease to exist and any accrued but unpaid dividends payable in respect of the Preferred Stock will be paid to Purchaser. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Special Factors — Section 6 —The Merger Agreement; Other Agreements in the Offer to Purchase.

The obligation of Purchaser or, if the Merger Condition is satisfied, Acquisition Sub, to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in The Tender Offer — Section 11 —Conditions to the Offer in the Offer to Purchase (collectively, the “Offer Conditions”).

The term “Expiration Date” means July 7, 2015, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Board of Directors of the Company has: (i) determined that the Offer and the Merger are advisable, fair to and in the best interests of the Company and its stockholders (other than Purchaser and its affiliates), (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement provides that: (i) Purchaser shall extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE, in any such case which is applicable to the Offer; (ii) in the event that (A) the Minimum Condition (as defined in the Offer to Purchase) is satisfied and any or all of the other conditions to the Offer are not satisfied or waived (if permitted) as of July 7, 2015 (the “Initial Expiration Date”) or the Go-Shop Extension Date (as defined in the Offer to Purchase), Purchaser will extend the Offer for successive extension periods of ten business days (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer or (B) the Minimum Condition is not satisfied as of the Initial Expiration Date or the Go-Shop Extension Expiration Date (as defined in the Offer to Purchase), Purchaser may (in its sole discretion) extend the Offer for successive extension periods of up to ten business days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition and certain other conditions set forth in the Merger Agreement that have not then been satisfied or waived (if permitted); provided that Purchaser shall not be required to extend the Termination Date (as defined in the Merger Agreement); and (iii) in the event the Company receives an acquisition proposal during the Go-Shop Period (as defined in the Offer to Purchase) which is, or could reasonably be expected to result in a Superior Proposal (as defined in the Offer to Purchase), the Company may extend the Go-Shop Period by up to fifteen (15) days (the “Go-Shop Extension”), and Purchaser will extend the Offer until ten business days after the expiration of the Go-Shop Extension (or for such longer period as Purchaser may deem reasonably necessary as may be approved in advance by the Company).

It is not expected that there will be a “subsequent offering period.” However, Purchaser may, and reserves the right to elect to, provide for a “subsequent offering period” as contemplated by Rule 14d-11 promulgated under the Exchange Act of not less than three (3) nor more than twenty (20) business days beginning on the next business day after the Expiration Date, during which any remaining holders of Shares may tender, but not withdraw, their Shares and receive the Offer Price. If Purchaser elects to provide for a subsequent offering period, all Shares that were validly tendered during the initial offering period will be accepted immediately and paid for promptly. A subsequent offering period, if included, will be an additional period.

Except as set forth in the Merger Agreement, and subject to the applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”), Purchaser expressly reserves the right to waive (in whole or in part) any of the Offer conditions at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

For purposes of the Offer, Purchaser or, if the Merger Condition is satisfied, Acquisition Sub, will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser or, if the Merger Condition is satisfied, Acquisition Sub, and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or it or Acquisition Sub, as applicable, is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s or Acquisition Sub’s rights under the Offer, the Depositary may retain tendered Shares on Purchaser’s or Acquisition Sub’s behalf, as applicable, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — Withdrawal Rights under “The Tender Offer” in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser or Acquisition Sub pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser or, if the Merger Condition is satisfied, Acquisition Sub, will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in The Tender Offer — Section 3 — Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the scheduled expiration of the Offer. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after July 25, 2015 if Purchaser or, if the Merger Condition is satisfied, Acquisition Sub, has not accepted them for payment. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in The Tender Offer — Section 3 — Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in The Tender Offer — Section 3 — Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Acquisition Sub or any of their respective affiliates or assigns, the Depositary, Georgeson Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in The Tender Offer — Section 3—Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See The Tender Offer — Section 5 —Certain U.S. Federal Income Tax Consequences of the Offer in the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free:

866-856-2826

Or email: graftech@georgeson.com

May 26, 2015

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